Exhibit 99.1
NEWS RELEASE
Contact:
Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: (952) 979-3768
srosenbaum@bioscrip.com
Lisa M. Wilson
In-Site Communications
Tel: (917) 543-9932
lwilson@insitecony.com
BIOSCRIP, INC. REPORTS 2008 THIRD QUARTER EARNINGS
—REVENUE OF $359.4 MILLION; EPS OF $0.04 INCLUDING $0.02 ONE-TIME
CHARGE; SPECIALTY SERVICES UP 25.6%—
FOR IMMEDIATE RELEASE
ELMSFORD, N.Y.—(BUSINESS WIRE)—November 4, 2008—BioScrip, Inc. (Nasdaq: BIOS) today reported net income for the quarter ended September 30, 2008 of $1.4 million, or $0.04 per diluted share, on revenue of $359.4 million, compared to $1.7 million, or $0.04 per diluted share, on revenue of $297.6 million in the third quarter of 2007. BioScrip’s 2008 results include a one-time charge of $795,000, or $0.02 per share as a result of a civil settlement with the U.S. Office of The Inspector General (“OIG”) related to conduct beginning in 2003 and ending when the Company self-reported in late 2006.
Third Quarter Highlights
•	Consolidated revenue of $359.4 million, a 20.8% increase over the same period last year; excluding United Healthcare Group (“UHG”) and Medicare’s

Competitive Acquisition Program (“CAP”), revenue grew 11.4%.

•	Specialty Services revenue of $307.1 million, an increase of 25.6% over the prior year; excluding UHG and CAP, Specialty Services revenue increased 14.4% over the same period last year.

•	Gross profit of $36.1 million, or 10.0% of total revenue, compared to $35.4 million, or 11.9% of total revenue, for the same period of 2007. Excluding UHG and CAP, gross margin as a percentage of revenue was 10.9%.

•	Operating expense as a percentage of revenue decreased to 9.3% from 10.8% over the same period a year ago.*

•	Operating profit of $2.8 million, a decrease of 10.9% over the prior year.*

•	EBITDAO (earnings before interest, taxes, depreciation, amortization and option expense) of $5.3 million.*

*	Includes a $795,000 one-time charge.
Richard H. Friedman, BioScrip’s Chairman and Chief Executive Officer, stated, “Our third quarter results demonstrate the success of our Specialty Services sales strategy — excluding the CAP and UHG contracts, Specialty Services sales growth increased 14.4% year-over-year. Looking forward, without CAP and UHG we expect to see further sales growth and reduced operating expenses, resulting in improved operating income.
We have identified those operating expenses directly related to both CAP and United that will be eliminated. We continue to examine our cost structure to find additional ways to improve operating performance and have begun testing our upgraded integrated pharmacy system. This system is expected be fully functional in the second half of 2009.

We believe the full implementation will permit us to reduce further operating expenses while growing our core business; the Company anticipates that all the above will result in improved operating profits in 2009,” concluded Friedman.
The Company previously reported that it was notified by Aetna that its network participation agreements, representing approximately $27 million of revenues, would be terminated in the fourth quarter of 2008. The Company has since renegotiated new contracts with Aetna to participate in its retail and specialty networks on a limited basis. The Company anticipates retaining approximately two-thirds of its revenues and associated profitability.

During the third quarter, the Company incurred a one-time charge of $795,000 or $0.02 per share, as a result of entering into a civil settlement with the OIG. The circumstances surrounding the settlement were self-reported by the Company through its corporate compliance program, and related to conduct between 2003 and 2006.
Results of Operations
Total revenue for the third quarter 2008 was $359.4 million compared to $297.6 million for the same period a year ago.
Third quarter 2008 Specialty Services revenue were $307.1 million, an increase of $62.6 million, or 25.6% over the prior year, due to revenue associated with preferred distribution arrangements with manufacturers, UHG, CAP, and other organic growth.
PBM Services revenue remains essentially unchanged at $52.3 million for the second quarter.

Gross profit for the third quarter 2008 was $36.1 million, or 10.0% of total revenue, compared to $35.4 million, or 11.9% of total revenue, for the same period of 2007. The gross margin decreased primarily due to the higher revenue but lower margin UHG and CAP business. Third quarter 2007 gross profit included a one-time favorable adjustment with the Company’s primary drug distributor. On a sequential basis, the Company reported 0.3% lower gross profit margins primarily due to reduced reimbursement rates in the New York State Medicaid program and a temporary decline in Medi-Cal reimbursement (which was reversed by mid-August). Third quarter 2008 operating expenses as a percentage of revenue declined to 9.3% from 10.8% over the prior year. Included in the third quarter 2008 operating expenses is the one-time civil settlement with the OIG. The reduction in operating expenses as a percentage of total revenue is due to the Company’s ability to leverage its overhead structure.
Nine-Month Period Reported Results
For the nine-months ended September 30, 2008, net income was $2.6 million, or $0.07 per share compared to a net income of $0.8 million, or $0.02 per diluted share for the same period a year ago. As discussed above, the Company incurred a one-time charge of $795,000 or $0.02 per share, as discussed above. Revenue increased to $1.0 billion for the nine-month period ended September 30, 2008 from $888.5 million reported in the same period of last year.
Guidance
Looking forward, without CAP and UHG, the Company expects to see further sales growth and gross profit margins to normalize in the range of 10.5% to 11%. The Company has identified those operating expenses directly related to both CAP and UHG that will be eliminated. Management continues to examine its cost structure to find additional ways to improve operating performance. Furthermore, as a result of anticipated profits and exiting the CAP agreement, the Company will see an improvement in its liquidity and cash flow.
Conference Call Information
BioScrip will host a conference call to discuss third quarter 2008 financial results on Thursday, November 4, at 10:30 a.m. ET. Interested parties may participate in the conference call by dialing 800-954-1053 (US), or 212-231-1901 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 p.m. ET on November 4, through 12:00 p.m. ET on November 11, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21397034. An audio webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical health care organization that partners with patients, physicians, health care payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance, the profitability or lack of profitability of certain customers, the impact on profitability on changes in payer and product mix and the achievement of cost savings initiatives of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.

Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) and pro forma net income are non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 2 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company’s trend towards a return to profitability.
###
TABLES FOLLOW

BIOSCRIP, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SCHEDULE 1
(in thousands, except for share amounts)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Receivables, less allowance for doubtful accounts of $13,547 and $12,083 at September 30, 2008 and December 31, 2007 respectively	163,534	128,969
Inventory	36,155	33,598
Prepaid expenses and other current assets	3,364	1,434

Total current assets	203,053	164,001
Property and equipment, net	14,381	11,742
Other assets	664	478
Goodwill	114,538	114,824
Intangible assets, net	4,327	5,777

Total assets	$336,963	$296,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$55,024	$33,778
Accounts payable	71,171	57,342
Claims payable	6,043	5,164
Amounts due to plan sponsors	5,805	4,568
Accrued expenses and other current liabilities	9,714	13,936

Total current liabilities	147,757	114,788
Deferred taxes	14,194	12,754
Income taxes payable	3,384	3,077

Total liabilities	165,335	130,619

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized, 41,356,448 shares issued and 38,403,357 outstanding at September 30, 2008; 41,331,346 shares issued and 38,250,633 outstanding at December 31, 2007	4	4
Treasury stock, 2,475,856 and 2,436,642 shares at cost	(9,662)	(9,399)
Additional paid-in capital	247,322	244,186
Accumulated deficit	(66,036)	(68,588)

Total stockholders’ equity	171,628	166,203

Total liabilities and stockholders’ equity	$336,963	$296,822

Schedule 2
BIOSCRIP, INC AND SUBSIDIARIES
Reconciliation between GAAP and Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Net Income	$1,410	$1,666	$2,552	$801
Add back items:
Amortization of intangibles	484	484	1,451	2,414
Depreciation	1,136	1,060	3,234	3,111
Net interest	669	728	1,931	2,668
Taxes	730	760	1,879	2,323
Shared-based compensation expense	864	764	2,859	1,848

Earnings before interest, taxes, depreciation, amortization and share- based compensation expense (EBITDAO)	$5,293	$5,462	$13,906	$13,165

Net Income	$1,410	$1,666	$2,552	$801
Add back items:
OIG Settlement	795	0	795	0

Pro forma Net Income	$2,205	$1,666	$3,347	$801

Basic weighted average shares	38,403	37,603	38,359	37,532

Diluted weighted average shares	38,934	38,480	39,187	37,957

Basic pro forma net income per share	$0.06	$0.04	$0.09	$0.02

Diluted pro forma net income per share	$0.06	$0.04	$0.09	$0.02

Schedule 3
BIOSCRIP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenue	$359,427	$297,580	$1,035,338	$888,535
Cost of revenue	323,346	262,211	931,159	787,701

Gross profit	36,081	35,369	104,179	100,834
% of Revenue	10.0%	11.9%	10.1%	11.3%
Operating expenses

Selling, general and administrative expenses	31,375	30,965	93,580	87,823
Bad debt expense	1,413	766	2,786	4,805
Amortization of intangibles	484	484	1,451	2,414

Total operating expenses	33,272	32,215	97,817	95,042

% of Revenue	9.3%	10.8%	9.4%	10.7%
Income from operations	2,809	3,154	6,362	5,792
Interest expense, net	(669)	(728)	(1,931)	(2,668)

Income before income taxes	2,140	2,426	4,431	3,124
Provision for income taxes	730	760	1,879	2,323

Net income	$1,410	$1,666	$2,552	$801

Basic weighted average shares	38,403	37,603	38,359	37,532

Diluted weighted average shares	38,934	38,480	39,187	37,957

Basic net income per share	$0.04	$0.04	$0.07	$0.02

Diluted net income per share	$0.04	$0.04	$0.07	$0.02

(1)	Certain amounts have been reclassified to conform to the current presentation. Such classifications have had no impact on income from operations or net income.

10